Manaris Corporation New Ticker Symbol in Effect

New corporate identity represents broadened objective to expand security services and risk mitigation solutions

MONTREAL, CANADA, August 9, 2005--Manaris Corporation (OTCBB:MANS - News; Frankfurt WKN:255471), will begin trading under the ticker symbol MANS when the market opens today, August 9, 2005. The Company’s newly adopted name, Manaris Corporation, reflects its focus on delivering broadened premier risk management service and solutions and is the holding company for all its subsidiaries.

“We recently adopted a focused strategy to expand our business which combines both key acquisitions and organic growth while remaining dedicated to providing today’s best end-to-end service securities and risk mitigation solutions,” said Stéphane Solis, President and CEO of Manaris Corporation. “There is a tremendous potential for growth in the enterprise risk management industry and we intend to capitalize on it.”

“Our goal is to provide enhanced services for our clients and prospective ones while delivering value for our shareholders,” continued Mr. Solis. The Company considers that there are many opportunities in the risk management industry and continues to seek companies that: provide complementary risk management services and solutions; demonstrate the potential for ongoing growth and profitability; possess dynamic and proven management teams; and maintain a strong client base.

About Manaris Corporation
Through its wholly-owned subsidiaries, Manaris Corporation offers a comprehensive suite of enterprise risk management services and solutions. C-Chip North America specializes in the high-tech sector of the security industry, with technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures. Canadian Security Agency (2004) Inc. and Chartrand Laframboise Investigation provide corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

By combining both traditional security services and advanced monitoring technology, Manaris sets the industry standard for integrated, end-to-end risk management solutions.

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and Manaris Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Manaris Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:
Manaris Corporation
Mr. Stéphane Solis
President and CEO
(514) 337-2447

Zenergy Communications
Linda Farha
(514) 273-4034
linda@zenergycom.com